Exhibit 99.1

Senior Secured Credit Facility Amendment Request October 20, 2004

The US based OEMs developed off-balance sheet payment plans in 2001 to help their supplier group deal with the liquidity impact of the industry downturn and terrorism related volatility in the financial markets. Tower Automotive has participated in these plans since they were made available. Although facilitated by third parties, the programs legally constituted a discount by the supplier for early payment. The GAAP impact on the balance sheet was a reduced Accounts Receivable balance. The discount was booked as Interest Expense. The OEMs are canceling the programs. Timing of plan phase-out: Ford Two steps - Sep and Dec 2004 DCX January of 2005 GM December of 2005 (Anticipated) OEM Early Payment Plan Status

The approximate liquidity impact by customer will be: Ford $80 Million GM $25 Million DCX $35 Million The Senior Refinancing plan financials did not contemplate a reversion in customer terms. Tower Automotive has secured a solution to offset the one time liquidity impact of the plan termination A term sheet has been negotiated and due diligence has been completed Financial Impact of Plan Elimination

Accounts Receivable Summary Terms

Transaction Collateral Impact The elimination of the early payment programs will result in an increase in Accounts Receivable from the balance outstanding at the time of the refinancing. This increase was not contemplated at the time of the refinancing The A/R Securitization will sell this "new" asset The proposed securitization has a 15% reserve requirement in the SPV The 15% reserve will be retained as an asset on Tower Automotive's books Senior Lenders will retain the security interest in this asset

Proforma Analysis